DEARBORN BANCORP ANNOUNCES COMPLETION OF SALE OF

COMMON STOCK

Dearborn Bancorp, Inc. (Nasdaq: DEAR) announced the closing, on July 23, 2004, of the sale by the Company of 1,265,000 shares of its common stock at $26.00 per share. The shares were sold in a firm commitment underwritten offering lead managed by Oppenheimer & Co. Inc. and co-managed by Howe Barnes Investments, Inc. The underwriters have a 30 day option to purchase up to an additional 189,750 shares of common stock from the Company solely to cover over- allotments. The Company received net proceeds from the offering of approximately $30.7 million, after underwriting discounts and commissions and estimated expenses.

This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Dearborn Bancorp is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate and Auburn Hills, Michigan.

Contact: Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700